      As filed with the Securities and Exchange Commission on June 2, 2000

                                                                REGISTRATION NO.
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                   -------------------------------------------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                   -------------------------------------------
                              iSTAR FINANCIAL INC.
             (Exact Name of Registrant as Specified in its Charter)

               MARYLAND                                       95-6881527
   (State or other Jurisdiction of                         (I.R.S. Employer
    Incorporation or Organization)                        Identification No.)

                    1114 AVENUE OF THE AMERICAS - 27TH FLOOR
                            NEW YORK, NEW YORK 10036
                                 (212) 930-9400
   (Address, including Zip Code, and Telephone Number, including Area Code, of
                   Registrant's Principal Executive Offices)
          -------------------------------------------------------------
                                  JAY SUGARMAN
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                              iSTAR FINANCIAL INC.
       1114 Avenue of the Americas - 27th Floor, New York, New York 10036
                                 (212) 930-9400

 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

                                    COPY TO:
                            KATHLEEN L. WERNER, ESQ.
                       CLIFFORD CHANCE ROGERS & WELLS, LLP
                                 200 Park Avenue
                            New York, New York 10166
                                (212) 878-8000

                     --------------------------------------

         Approximate date of commencement of proposed sale to the public: At any time and from time to time after the effective date of this Registration Statement in light of market conditions and other factors.

                     --------------------------------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: /X/

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

---------------------------------------- ------------------- ----------------------- ------------------------- ---------------------
                                                                PROPOSED MAXIMUM         PROPOSED MAXIMUM
  TITLE OF CLASS OF SECURITIES BEING        AMOUNT TO BE      AGGREGATE PRICE PER       AGGREGATE OFFERING          AMOUNT OF
              REGISTERED                   REGISTERED(1)            SHARE(2)                 PRICE(2)            REGISTRATION FEE
---------------------------------------- ------------------- ----------------------- ------------------------- ---------------------

Common stock, $.001 par value per share      8,000,000               $19.15                $153,200,000              $40,445
---------------------------------------- ------------------- ----------------------- ------------------------- ---------------------

(1) Plus such additional number of shares as may be required in the event of a stock dividend, reverse stock split, split-up, recapitalization or other similar event.
(2) This estimate is based on the average of the high and low sales price on the New York Stock Exchange of the common stock of iStar Financial Inc. on May 30, 2000, pursuant to Rule 457(c) under the Securities Act, and is made solely for the purposes of determining the registration fee.

                    -----------------------------------------
         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

             PRELIMINARY, SUBJECT TO COMPLETION, DATED JUNE 2, 2000

              DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN

                        8,000,000 SHARES OF COMMON STOCK

                              iSTAR FINANCIAL INC.

         We have created a Dividend Reinvestment and Direct Stock Purchase Plan and are offering participation in that plan by means of this prospectus. The plan has two components: a dividend reinvestment component and a direct stock purchase component. The dividend reinvestment component permits our shareholders to designate all or a portion of the cash dividends on their iStar common stock for reinvestment in additional shares of our common stock. The direct stock purchase component permits our shareholders and new investors to purchase shares of our common stock directly from us in an economical and convenient manner. The Administrator of the plan is First Chicago Trust Company of New York, a division of EquiServe Trust Company, N.A. (the "Administrator"). Some of the significant features of the plan are as follows:

- Participants may purchase additional shares of our common stock without payment of brokerage commissions or service charges by automatically reinvesting all or a portion of their common stock cash dividends.

- Participants and new investors may purchase shares of our common stock without payment of brokerage commissions or service charges through the direct stock purchase component of the plan by making optional cash investments of $100 to $10,000 per month.

- Participants and new investors may, at our sole discretion, make optional cash investments in excess of $10,000 without payment of brokerage commissions or service charges.

- Participation in the plan is entirely voluntary, and participants may terminate their participation at any time. Shareholders who do not choose to participate in the plan will continue to receive cash dividends, as declared, in the usual manner.

- The Administrator will purchase our common stock directly from us or in open market or privately negotiated transactions, as we determined from time to time, to fulfill requirements for the plan. We expect that shares usually will be purchased directly from us.

- Participants will receive a quarterly statement showing all year-to-date activity.

         To enroll in the plan you must complete and return an enrollment form to the Administrator. If you are a new investor, you also must submit or arrange for your initial investment payment. For further enrollment information, you should contact:

                  EquiServe Trust Company, N.A.
                  Attn: iStar Financial Inc. Stock Purchase Plan
                  P.O. Box 2598
                  Jersey City, NJ  07303-2598

                  Telephone:        800-[428-9578] (for shareholders)
                                    888-[280-3848] (for non-shareholders)

                  TDD: 1-201-222-4955-a telecommunications device for the hearing impaired is available. Internet: Messages forwarded on the Internet will receive a prompt reply. EquiServe's
                  Internet address is: "http://www.equiserve.com"

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

         The shares of common stock, both those outstanding and those offered through this prospectus, are subject to repurchase by us under certain conditions and are subject to restrictions on ownership and transferability which prohibit any single person from owning shares in excess of 9.8% of the number of shares or value of any class or series of our outstanding capital stock.

         We will bear the costs relating to the registration of the common stock being offered by this prospectus, estimated to be approximately $80,000.


          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is June ___, 2000.

                                TABLE OF CONTENTS


                                                                                                               PAGE

FORWARD-LOOKING INFORMATION......................................................................................3

iSTAR FINANCIAL INC..............................................................................................4

SUMMARY OF THE PLAN..............................................................................................4

Purpose Of Plan..................................................................................................4

Eligibility and Enrollment.......................................................................................4

Reinvestment of Dividends........................................................................................4

Optional Cash Investments Up To $10,000..........................................................................4

Optional Cash Investments in Excess of $10,000 -- Request for Waiver.............................................4

Purchase Date....................................................................................................5

Source of Shares.................................................................................................5

Purchase Price...................................................................................................5

Number Of Shares Offered.........................................................................................6

Advantages of the Plan...........................................................................................6

Disadvantages of the Plan........................................................................................6

THE PLAN ........................................................................................................7

Purpose ........................................................................................................ 7

Administration...................................................................................................7

Eligibility......................................................................................................8

Enrollment Procedures............................................................................................8

Dividend Options.................................................................................................9

Changing Dividend Options .......................................................................................9

Discontinuing Dividend Reinvestment ............................................................................10

Optional Cash Investments Up To $10,000.........................................................................10

Optional Cash Investments in Excess of $10,000 -- Request for Waiver............................................10

Purchase Date...................................................................................................11

Source of Shares................................................................................................12

Purchase Price..................................................................................................12

Reinvested Dividends ...........................................................................................12

Investment Options..............................................................................................14

Direct Deposit of Dividends.....................................................................................15

Share Safekeeping and Share Certificate Mailings................................................................15

Certificates for Shares.........................................................................................16

Sale of Shares..................................................................................................16

Gifts and Transfers of Shares...................................................................................16

Stock Splits, Stock Dividends and Rights Offerings..............................................................17

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                              PAGE

Plan Reports....................................................................................................17

Plan Costs......................................................................................................17

Pledging of Shares in Participant's Accounts....................................................................17

Voting Rights of Shares in Participant's Accounts...............................................................18

Termination, Suspension or Modification of the Plan.............................................................18

Limitations on Liability........................................................................................18

Termination of a Participant....................................................................................18

Governing Law...................................................................................................18

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS......................................................................18

RESTRICTIONS ON OWNERSHIP OF SHARES.............................................................................21

PLAN OF DISTRIBUTION AND UNDERWRITERS...........................................................................22

USE OF PROCEEDS.................................................................................................22

LEGAL OPINIONS AND EXPERTS......................................................................................22

WHERE YOU CAN FIND MORE INFORMATION.............................................................................23

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THE PROSPECTUS OR IN THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                           FORWARD-LOOKING INFORMATION

         We make forward-looking statements about our business in our filings with the Securities and Exchange Commission. Although we believe the expectations reflected in those forward-looking statements are reasonable, it is possible they will prove not to have been correct. Among the factors which can affect our future performance are:

- the success or failure of our efforts to implement our current business strategy;

- economic conditions generally and in the commercial real estate and finance markets specifically;

-        the performance and financial condition of our borrowers and tenants;

- the actions of our competitors and our ability to respond to those actions;

- the cost of our capital, which depends in part on our asset quality, the nature of our relationships with our lenders and other capital providers, our business prospects and outlook and general market conditions;

-        changes in governmental regulations, tax rates and similar matters; and

- legislative and regulatory changes (including changes to laws governing the taxation of REITs).

                              iSTAR FINANCIAL INC.

         We are the leading publicly traded finance company focused on the commercial real estate industry. We provide structured mortgage, mezzanine and lease financing through our origination, acquisition and servicing platform. Our mission is to maximize risk-adjusted returns on equity by providing innovative and value-added financing solutions to private and corporate owners of commercial properties in major metropolitan markets nationwide. We are taxed as a real estate investment trust.

                               SUMMARY OF THE PLAN

         The following summary description of our Dividend Reinvestment and Direct Stock Purchase Plan is qualified by reference to the full text of the plan which is contained in this prospectus. Terms used in the summary have the meanings given to them in the plan.

PURPOSE OF PLAN

         The purpose of the plan is to provide an economical and convenient way for our shareholders to invest all or a portion of their cash dividends in additional shares of our common stock and for our shareholders and new investors to purchase shares of our common stock directly from us. The plan also provides us with a means of raising additional capital through the direct sale of our common stock.

ELIGIBILITY AND ENROLLMENT

         You can participate in the plan if you currently own shares of our stock by submitting a completed authorization form. You may obtain an authorization form from the Administrator. You may participate directly in the plan only if you hold our stock in your own name. If you hold shares through a brokerage or other account, you may arrange to have your broker or other custodian participate on your behalf. If you do not own any shares of our stock, you can participate in the plan by making an initial investment in common stock through the plan with a minimum initial investment of $100.

REINVESTMENT OF DIVIDENDS

         If you are currently a shareholder, you can reinvest your cash dividends on some or all of your common stock in additional shares of our common stock without having to pay brokerage commissions or service fees. We may, from time to time, offer up to a 3% discount on shares of common stock purchased with reinvested cash dividends.

OPTIONAL CASH INVESTMENTS UP TO $10,000

         If you are currently a shareholder or if you wish to become a shareholder, you can buy shares of our common stock directly from us without having to pay brokerage commissions or service fees. You can invest a minimum of $100 and a maximum of $10,000 in any one calendar month. We may, from time to time, offer up to a 3% discount on shares of common stock purchased pursuant to this option.

OPTIONAL CASH INVESTMENTS IN EXCESS OF $10,000 -- REQUEST FOR WAIVER

         Optional cash investments made pursuant to a request for waiver are not subject to a predetermined maximum limit on the amount of the investment or on the number of shares that may be purchased. The discount, if any, on optional cash investments made pursuant to a request for waiver will range from 0-3% and will be established at our discretion, along with, any other terms, after a review of current market conditions, the level of participation and our current and projected capital needs.

PURCHASE DATE

         When the Administrator purchases shares of common stock from us, such purchases shall be made on the "Purchase Date" in each month. If the Administrator is buying shares of common stock directly from us through dividend reinvestment, or through optional cash investments of up to $10,000, then the Purchase Date will occur on either (1) the dividend payment date during any month in which we pay a cash dividend or (2) the last trading day of any month in which we do not pay a cash dividend. If the Administrator is buying shares of common stock directly from us through an optional cash investment pursuant to a request for waiver, then the Administrator will purchase the common stock over a ten day pricing period, with each day being considered a Purchase Date, as more fully discussed below.

         If the Administrator purchases shares of common stock in the open market or in privately negotiated transactions, then the Administrator will purchase such shares as soon as is practical on or after the day that would be deemed the Purchase Day if the common stock was purchased from us.

SOURCE OF SHARES

         The Administrator will purchase shares of common stock either directly from us as newly issued shares of common stock, or from parties other than us, either in the open market or in privately negotiated transactions.

PURCHASE PRICE

         If the Administrator purchases shares of common stock directly from us, with reinvested dividends or optional cash investments of up to $10,000, the Administrator will pay a price equal to 100% (subject to change as provided below) of the average of the daily high and low sales prices for a share of common stock reported by the New York Stock Exchange on the applicable Purchase Date, or, if no trading occurs in shares of common stock on the applicable Purchase Date, the first trading day immediately preceding the Purchase Date for which trades are reported, computed to seven decimal places, if necessary.

         If the Administrator purchases shares of common stock directly from us, with optional cash investments of greater than $10,000, the Administrator will purchase the common stock pro rata over a ten day pricing period, with each day being a Purchase Date. On each of the ten Purchase Dates the Administrator will pay a price equal to 100% (subject to change as provided below) of the average of the daily high and low sales prices of our common stock reported by the New York Stock Exchange computed up to seven decimal places, if necessary. Purchases by the Administrator during the pricing period may be subject to a minimum waiver amount, as more fully described below.

         The price the Administrator will pay us for shares of common stock in the case of dividend reinvestments, optional cash purchases up to $10,000 and optional cash purchases in excess of $10,000 may be discounted by 0-3% at our discretion.

         If the Administrator purchases shares of common stock in the open market or in privately negotiated transactions, then the Administrator will pay a price equal to the weighted average purchase price paid by the Administrator for such shares, computed up to seven decimal places, if necessary. The Administrator will purchase such shares as soon as is practical on or after the Purchase Date.

NUMBER OF SHARES OFFERED

         Initially, 8,00,000 shares of common offered stock are authorized to be issued and registered under the Securities Act for offering pursuant to the plan. Because we expect to continue the plan indefinitely, we expect to authorize and register additional shares from time to time as necessary for purposes of the plan.

ADVANTAGES OF THE PLAN

- The plan provides participants with the opportunity to reinvest cash dividends in additional shares of our common stock without having to pay brokerage commissions or service charges.

- The plan provides participants with the opportunity to make monthly optional cash investments, subject to minimum and maximum amounts, for the purchase of shares of our common stock without having to pay any brokerage commissions or service charges.

- From time to time the plan may provide a 0-3% discount on shares of common stock purchased from us through reinvested dividends, optional cash purchases up to $10,000 or optional cash purchases in excess of $10,000.

- All cash dividends paid on our shares enrolled in the dividend reinvestment program can be fully invested in additional shares of our common stock because the plan permits fractional shares to be credited to plan accounts. Dividends on fractional shares, as well as on whole shares, will also be reinvested in additional shares which will be credited to participants' plan accounts.

- At no charge and at the election of participants, the Administrator will send certificates to participants for optional shares purchased or provide for the safekeeping of stock certificates for shares credited to each plan account.

- A participant may deposit with the Administrator certificates representing any other shares of our common stock held by the shareholder for safekeeping without charge.

- Periodic statements reflecting all current activity, including purchases of plan shares and the most recent plan account balance, should simplify participants' record keeping.

DISADVANTAGES OF THE PLAN

- We will pay no interest on dividends or optional cash investments held pending reinvestment or investment. In addition, optional cash investments of less than $100 and that portion of any optional cash investment which exceeds the maximum monthly purchase limit of $10,000, unless that limit has been waived, are subject to return to the participant without interest.

- With respect to optional cash investments made pursuant to a request for waiver, the actual number of shares to be issued to the participant or the participant's plan account will not be determined until after the end of the relevant pricing period. Therefore, during the pricing period, participants will not know the actual price per share or number of shares they have purchased.

- Because optional cash investments are not necessarily invested by the Administrator immediately on receipt, those payments may be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions.

- Resales of shares of common stock credited to a participant's plan account will involve a nominal fee per transaction to be deducted from the proceeds of the sale by the Administrator (if the resale is made by the Administrator at the request of a participant), plus any brokerage commissions and any applicable stock transfer taxes on the resales.

- Shares of common stock deposited in the participant's plan account cannot be pledged until the shares are withdrawn from the plan.

- From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the market price of the shares of common stock acquired through the reinvestment of dividends and optional cash investments under the plan. Transactions of this type may cause fluctuations in the trading volume of our common stock. We reserve the right to modify, suspend or terminate participation in the plan by otherwise eligible holders of our stock in order to eliminate practices which are not consistent with the purposes of the plan.



                                   THE PLAN

         The provisions of the plan, in effect as of the date of this prospectus, are provided below. Shareholders who do not elect to participate in the plan will receive cash dividends, as declared and paid in the usual manner.

PURPOSE

         The purpose of the plan is to provide our shareholders and other investors with a convenient and economical method of purchasing shares of our common stock and investing all or a portion of their cash dividends in additional shares of our common stock. The plan allows current shareholders and interested new investors the opportunity to invest cash dividends and optional cash investments in additional shares of our common stock without payment of any brokerage commission or service charge. To the extent additional shares are purchased directly from us, the plan also provides us a means of raising additional capital through the direct sale of common stock. The plan is primarily intended for the benefit of long-term investors, and not for the benefit of individuals or institutions who engage in short-term trading activities that could cause aberrations in the price or trading volume of our common stock.

ADMINISTRATION

         The plan will be administered by First Chicago Trust Company of New York, a division of EquiServe Trust Company, N.A. The Administrator acts as agent for participants, processes the purchasing of common stock acquired under the plan, keeps records of the accounts of participants, sends regular reports of account activity to participants and performs other duties relating to the plan. Shares purchased for each participant under the plan will be held by the Administrator and will be registered in the name of the Administrator or its nominee on behalf of the participants, unless and until a participant requests that a stock certificate for all or part of the shares be issued. The Administrator also serves as dividend disbursement agent, transfer agent and registrar for our common stock. The Administrator reserves the right to resign at any time upon reasonable notice to us.

         Participants can contact the Administrator toll free as follows:

-        Shareholder customer service (including sales of shares):
         1-800-[428-9578]

-        Non-shareholder requests for information about the plan:
         l-888-[280-3848]

         You can also obtain information about your account via the Internet on EquiServe's web site www.equiserve.com. At the web site, you can access your share balance, sell shares, request a stock certificate, and obtain online forms and other information about your account. To get access, you will require a password which will be sent to you, or you can request one by calling toll free 1-877-THE-WEB7 (1-877-843-9327).

         The Administrator's mailing address:

                  EquiServe Trust Company, N.A.
                  Attn: iStar Financial Inc. Divided Reinvestment and Stock Purchase Plan
                  P.O. Box 2598
                  Jersey City, NJ  07303-2598

         You may also write to the Administrator by telefax at [(201) 222-4861].

ELIGIBILITY

         All interested persons and entities, whether or not holders of record of our common stock, may participate in the plan. A shareholder whose shares of common stock are registered in our stock transfer books in his or her name may participate in the plan directly. A "beneficial owner" (which means a shareholder whose shares of common stock are registered in a name other than his or her name, for example, in the name of a broker, bank or other nominee) must either become a registered holder by having the shares transferred into his or her name or by making arrangements with his or her broker, bank or other nominee to participate in the plan on the participant's behalf. In addition, a new investor may participate in the plan by making an initial optional cash investment in our common stock of not less than $100 or more than $10,000 unless a request for waiver has been granted (in which case such initial investment may exceed $10,000).

         The right to participate in the plan is not transferable to another person apart from a transfer of the underlying shares of common stock. We reserve the right to exclude from participation in the plan persons who utilize the plan to engage in short-term trading activities that cause aberrations in the trading volume of our common stock. We also reserve the right to exclude initial cash investments for any reason, including compliance with securities laws.

         In order to participate, you must fulfill conditions of participation described below under the caption "Enrollment Procedures"; and if you are a citizen or resident of a country other than the United States, its territories and possessions, your participation must not violate local laws applicable to you, us or the plan. Participants residing in jurisdictions in which their participation in the plan would be unlawful will not be eligible to participate in the plan.

ENROLLMENT PROCEDURES

         If you are interested in participating in the plan, the Administrator will mail you introductory plan materials, including a prospectus and an enrollment form. Enrollments in the plan are made by:

- non-shareholders by submitting a completed initial investment form to the Administrator together with a minimal initial investment of $100 by check, or by authorizing automatic deductions from a U.S. bank account as described below, or

- by registered shareholders (i.e., holders of record), by submitting a completed enrollment authorization form to the Administrator with your name exactly as it appears on your common stock certificate.

         If you are a beneficial owner of shares of common stock registered in the name of a financial intermediary (for example, a bank, broker or other nominee), you may participate in the plan by directing your financial intermediary to re-register your shares directly in your name. Costs associated with that registration will be borne by you. You may then enroll in the plan as a registered shareholder, without having to make an initial investment. Alternatively, you may instruct your financial intermediary to re-register your shares directly in your name in electronic registration form through the Direct

Registration System. The Direct Registration System permits an investor to hold common stock as the registered owner in electronic registration form on our stock transfer books. Please contact the Administrator at 1-800-428-9578 for more specific information on the Direct Registration System. After you have registered, you may enroll in the plan, as a registered shareholder, without having to make an initial investment.

         Both the initial investment form and the enrollment authorization appoint the Administrator as the participant's agent for purposes of the plan and direct the Administrator to apply to the purchase of additional shares of common stock all of the cash dividends on the specified number of shares of common stock owned by the participant on the applicable record date for the dividends which have been designated by the participant to be reinvested through the plan. The enrollment and initial investment form and the enrollment authorization form also direct the Administrator to purchase additional shares of common stock with any optional cash investments that the participant may elect to make.

         While both the enrollment authorization form (for registered shareholders who are not already enrolled in the plan) and the initial investment form (for investors who are not presently shareholders) direct the Administrator to reinvest ALL cash dividends on shares enrolled in the plan, participants may elect "Partial Dividend Reinvestment" or "Optional Cash Investments Only." Any of these options may be selected by providing a letter to the Administrator providing instructions as to the number of shares, if any, for dividends to be paid in cash.

         The Administrator will process initial investment and enrollment authorization forms as promptly as practicable. Participation in the plan will begin after the properly completed form and any required payments have been accepted by the Administrator.

DIVIDEND OPTIONS

         We typically pay cash dividends on our common stock on the last business day in the months of December, April, July and October. The payment of dividends in the future and the amount of dividend payments, if any, will depend upon our financial condition and other factors as the Board of Directors deems relevant.

         You may select from the following dividend options:

- Cash Dividends: You may elect to receive all or part of your dividends in cash by designating your election on the enrollment authorization form or initial investment form. Dividends paid in cash will be sent to you by check in the usual manner or by direct deposit, if you have elected the direct deposit option described below under the caption "Direct Deposit of Dividends." If you elect a partial cash payment of your cash dividends, you must specify the number of whole shares for which you want to receive cash dividends. Dividends paid on all other shares registered in your name in stock certificate form and/or credited to your account will be reinvested under the plan in additional shares of common stock.

- Reinvestment of Cash Dividends: You may elect to reinvest all or part of your cash dividends by designating your election on the enrollment authorization form or initial investment form. Automatic reinvestment of your dividends does not relieve you of liability for income taxes that may be owed on your dividends. Dividends paid on shares credited to your account will be included in information provided both to you and the Internal Revenue Service.

CHANGING DIVIDEND OPTIONS

         You may change dividend options by telephoning or writing to the Administrator or by submitting a new election on an enrollment authorization form to the Administrator. To be effective for a specific dividend, any change must be received by the Administrator before the record date for that dividend. The record date is usually the fifteenth day of the month in which a dividend is paid.

DISCONTINUING DIVIDEND REINVESTMENT

         You may discontinue reinvestment of cash dividends at any time by giving telephone or written instructions to the Administrator. If the Administrator receives the request to discontinue dividend reinvestment on or after the record date for a dividend, the Administrator may either pay the dividend in cash or reinvest it under the plan on the next Purchase Date to purchase common stock on your behalf. If reinvested, the Administrator may sell the shares purchased and send the proceeds to you less any service fee, applicable brokerage commission and any other costs of sale. After processing your request to discontinue dividend reinvestment, any shares credited to your account under the plan will continue to be held in electronic registration form. Dividends on any shares held in electronic registration form, and on any shares you held in stock certificate form, will be paid in cash by check or by direct deposit to a pre-designated bank account of your choice.

         FOR EACH METHOD OF DIVIDEND REINVESTMENT, CASH DIVIDENDS WILL BE REINVESTED ON ALL SHARES OTHER THAN THOSE DESIGNATED FOR PAYMENT OF CASH DIVIDENDS IN THE MANNER SPECIFIED ABOVE UNTIL THE PARTICIPANT SPECIFIES OTHERWISE OR WITHDRAWS FROM THE PLAN ALTOGETHER, OR UNTIL THE PLAN IS TERMINATED.

OPTIONAL CASH INVESTMENTS UP TO $10,000

         If you are a current shareholder, or if you wish to become a shareholder, you may make optional cash investments by personal check, money order or automatic deduction from a U.S. bank account in the minimum amount of $100, up to a maximum amount of $10,000 monthly.

         In no event can the aggregate of your plan investments exceed $10,000 per month. Optional cash investment amounts must be received by the Administrator for purchases of common stock before the second business day prior to the next Purchase Date. Cash received after that date will be held by the Administrator for purchases to be made on the next Purchase Date. NO INTEREST WILL BE PAID ON PAYMENTS RECEIVED FOR PURCHASES AND HELD PENDING INVESTMENT BY THE ADMINISTRATOR.

         We may adjust all minimum and maximum plan investment amounts at our discretion from time to time after notification to all participants. Optional cash investments will be returned to you upon your telephone or written request received by the Administrator not less than two business days before the Purchase Date.

         PARTICIPANTS SHOULD BE AWARE THAT SINCE INVESTMENTS UNDER THE PLAN ARE MADE AS OF SPECIFIED DATES, ONE MAY LOSE ANY ADVANTAGE THAT OTHERWISE MIGHT BE AVAILABLE FROM BEING ABLE TO SELECT THE TIMING OF AN INVESTMENT. NEITHER THE WE NOR THE ADMINISTRATOR CAN ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN.

OPTIONAL CASH INVESTMENTS IN EXCESS OF $10,000 -- REQUEST FOR WAIVER

         If you wish to make an optional cash investment in excess of $10,000 for any Purchase Date, you must obtain our prior written approval. To obtain our approval, you must submit a request for waiver. To make a request for waiver, you should complete the enclosed Request For Waiver Form and send it to Lianne
A. Merchant, our Vice President-Investor Relations, via facsimile at (212) 930-9494 no later than one (1) business day before the start of the Waiver Cash Payment Due Date provided in Exhibit A for the applicable Purchase Date. If we have approved your request for waiver, then you must send the Administrator a copy of our written waiver approval along with your optional cash investment of greater than $10,000. The Administrator must receive your optional cash investment in good funds pursuant to a Request For Waiver by the Waiver Cash Payment Due Date provided in Exhibit A.

         We have the sole discretion to approve any request to make an optional cash investment in excess of the $10,000 maximum allowable amount. We may grant such requests for waiver in order of receipt or by any other method that we determine to be appropriate. We also may determine the amount that you may invest pursuant to a waiver. In deciding whether to approve your request for waiver, we may consider, among other things, the following factors:

         - whether, at the time of such request, the Administrator is acquiring shares of common stock for the plan directly from us or in the open market or in privately negotiated transactions with third parties;

         -        our need for additional funds;

         - our desire to obtain such additional funds through the sale of common stock as compared to other sources of funds;

         - the purchase price likely to apply to any sale of common stock;

         -        the extent and nature of your prior participation in the plan;

         -        the number of shares of common stock you hold of record; and

         - the total amount of optional cash investments in excess of $10,000 for which requests for waiver have been submitted.

         If you do not receive a response from us in connection with your request for waiver, you should assume that we have denied your request.

PURCHASE DATE

         The Purchase Date is the date or dates on which shares of our common stock are purchased with reinvested dividends and optional cash payments. The Purchase Date under the plan depends on how you purchase the shares and whether we issue new shares to you or the plan obtains your shares by purchasing them from parties other than us.

         - Reinvested Dividends: If the Administrator acquires shares directly from us, the Purchase Date for reinvested dividends is the date or dates declared by our Board of Directors for the payment of quarterly dividends or distributions. If the Administrator acquires shares from parties other than us either in open market or privately negotiated purchases, the Purchase Date will be the date or dates of the actual purchases, but no later than ten business days following the date on which we paid the applicable cash dividend. The record date associated with a particular dividend is referred to in this plan as a "dividend record date."

         - Optional Cash Investments up to $10,000: If the Administrator purchases the shares directly from us, the Purchase Date for optional cash investments up to $10,000 will be on either (1) the dividend payment date during any month in which we pay a cash dividend or (2) the last trading day of any month in which we do not pay a cash dividend. If the Administrator acquires shares from parties other than us either in open market or privately negotiated purchases, the Purchase Date will be the date or dates of the actual purchases, but no later than ten business days following the date on which we paid the applicable cash dividend. Optional cash investments must be received by the Administrator before the second business day prior to a Purchase Date, otherwise the cash will not be invested until the next Purchase Date.

         - Optional Cash Investments in Excess of $10,000: If the Administrator is buying shares of common stock directly from us with an optional cash investment in excess of $10,000 pursuant to a request for waiver, then there will be ten (10) Purchase Dates, each of which will occur on a separate day on which the New York Stock Exchange is open for business in a Pricing Period (as defined in the next paragraph), with one-tenth (1/10) of your optional cash investment being invested on each such day, subject to the qualifications set forth under "Minimum Waiver Price" below.

                  The "Pricing Period" is the period encompassing the ten consecutive trading days ending on either (1) the dividend payment date during any month in which we pay a cash dividend or (2) the last trading day of any month in which we do not pay a cash dividend. For your reference we've attached as Exhibit A to this prospectus a list of the expected Pricing Period commencement and conclusion dates.

         DIVIDENDS ARE PAID AS AND WHEN DECLARED BY OUR BOARD OF DIRECTORS. THERE CAN BE NO ASSURANCE AS TO THE DECLARATION OR PAYMENT OF A DIVIDEND, AND NOTHING CONTAINED IN THE PLAN OBLIGATES US TO DECLARE OR PAY ANY DIVIDEND ON OUR COMMON STOCK. THE PLAN DOES NOT REPRESENT A GUARANTEE OF FUTURE DIVIDENDS.

SOURCE OF SHARES

         Shares will be, at our discretion, purchased: (1) directly from us in the form of either authorized but unissued shares or treasury shares; (2) on the open market; or (3) a combination of the above.

         Full and fractional shares acquired under the plan will be calculated and credited to participants' accounts. The number of shares purchased will be the total amount invested divided by the applicable purchase price per share as described below.

PURCHASE PRICE

         The Purchase Price is the price at which the Administrator purchases our common stock with reinvested dividends and optional cash payments. The Purchase Price under the plan depends in part on whether the Administrator purchases the common shares from us or from parties other than us. The Purchase Price also depends on whether we are offering discounts on purchases under the plan at that time.

REINVESTED DIVIDENDS

         If the Administrator purchases shares of common stock directly from us with reinvested dividends, the Administrator will pay a price equal to 100% (subject to change as provided below) of the average of the daily high and low sales prices for a share of common stock reported by the New York Stock Exchange on the applicable Purchase Date, or, if no trading occurs in shares of common stock on the applicable Purchase Date, the first trading day immediately preceding the Purchase Date for which trades are reported, computed to seven decimal places, if necessary. The Purchase Price may be reduced by up to 3% if we are offering a discount on purchases with reinvested dividends on the applicable Purchase Date.

         If the Administrator purchases shares of common stock in the open market or in privately negotiated transactions, then the Administrator will pay a price equal to the weighted average purchase price paid by the Administrator for such shares, computed up to seven decimal places, if necessary. The Administrator will purchase such shares within ten days after the Purchase Date. Discounts are not available when shares are purchased from persons other than us.

OPTIONAL CASH INVESTMENTS UP TO $10,000

         If the Administrator purchases shares of common stock directly from us with optional cash investments of up to $10,000, the Administrator will pay a price equal to 100% (subject to change as provided below) of the average of the daily high and low sales prices for a share of common stock reported by the New York Stock Exchange on the applicable Purchase Date, or, if no trading occurs in shares of common stock on the applicable Purchase Date, the first trading day immediately preceding the Purchase Date for which trades are reported, computed to seven decimal places, if necessary. The Purchase Price may be reduced by up to 3% if we are offering a discount on purchases with optional cash investments up to $10,000 on the applicable Purchase Date.

         If the Administrator purchases shares of common stock in the open market or in privately negotiated transactions, then the Administrator will pay a price equal to the weighted average purchase price paid by the Administrator for such shares, computed up to seven decimal places, if necessary. The Administrator will purchase such shares within ten days after the Purchase Date. Discounts are not available when shares are purchased from persons other than us.

OPTIONAL CASH INVESTMENTS IN EXCESS OF $10,000

         If the Administrator purchases shares of common stock directly from us, then with respect to optional cash investments in excess of $10,000, the Administrator will pay a price equal to 100% (subject to change as provided below) of the average of the daily high and low sales prices of our common stock reported by the New York Stock Exchange for the trading day relating to each of the ten Purchase Dates during the Pricing Period, computed up to seven decimal places, if necessary. The Purchase Price may be reduced by any discount that we have provided for optional cash investments in excess of $10,000 on such purchase Date.

         We may set a minimum purchase price per share (the "Minimum Waiver Price") for optional cash investments made pursuant to requests for waiver for any Pricing Period. We will determine whether to set a Minimum Waiver Price, and, if so, its amount, at least three business days before the first day of the pricing Period. We will notify the Administrator of the Minimum Waiver Price, if any. In deciding whether to set a Minimum Waiver Price, we will consider current market conditions, the level of participation in the Plan and our current and projected capital needs.

         We will fix the Minimum Waiver Price for a Pricing Period as a dollar amount that the average of the high and low sale prices reported by the New York Stock Exchange for each trading day of such Pricing Period (not adjusted for discounts, if any) must equal or exceed. We will exclude from the Pricing Period and from the determination of the purchase price any trading day within the Pricing Period that does not meet the Minimum Waiver Price. We also will exclude any day in which no trades of common stock are made on the New York Stock Exchange. Thus, for example, if the Minimum Waiver Price is not met for two of the ten trading days in a pricing Period, then we will base the purchase price upon the remaining eight trading days in which the Minimum Waiver Price was met.

         In addition, we will return a portion of each optional cash investment for each trading day of a Pricing Period for which the Minimum Waiver Price is not met or for each day in which no trades of common stock are reported on the New York Stock Exchange. The returned amount will equal one-tenth

(1/10) of the total amount of such optional cash investment (not just the amount exceeding $10,000) for each trading day that the Minimum Waiver Price is not met for each day in which sales are reported. Thus, for example, if the minimum waiver price is not met or no sales of our common stock are reported for two of the ten trading days in a Pricing Period, then we will return two-tenths (2/10) (or 20%) of such optional cash investment to you without interest.

         The establishment of the Minimum Waiver Price and the possible return of a portion of the investment applies only to optional cash investments in excess of $10,000 made pursuant to a request for waiver. Setting a Minimum Waiver Price for a Pricing Period will not affect the setting of a Minimum Waiver Price for any other Pricing Period. We may waive our right to set a Minimum Waiver Price for any particular month. Neither we nor the Administrator is required to give you notice of the Minimum Waiver Price for an pricing period.

         If the Administrator purchases shares of common stock in the open market or in privately negotiated transactions, then the Administrator will pay a price equal to the weighted average purchase price paid by the Administrator for such shares, computed up to seven decimal places, if necessary. The Administrator will purchase such shares within ten days after the Purchase Date. Discounts are not available when shares are purchased from persons other than us.

DISCOUNT

         The discount rate of 0% to 3% that may be offered with respect to a particular Purchase Date to participants on purchases of our stock through dividend reinvestment, optional cash investments up to $10,000, and optional cash investments in excess of $10,000, may be obtained by contacting the Administrator at the phone numbers listed or by visiting our website at www.istarfinancial.com. We will announce the discount rate, if any, by the third business day before the Purchase Date with respect to dividend reinvestments and optional cash investments up to $10,000. The discount rate, if any, on optional cash purchases in excess of $10,000 will be announced as provided on Exhibit A to this prospectus.

INVESTMENT OPTIONS

         Full investment of funds in common stock is possible under the plan. Fractional, as well as full shares, will be credited to your account. Certificates for full shares will be issued by the Administrator upon your request. All fractional shares will remain in electronic registration form until withdrawn.

CHECK INVESTMENT

         You may make initial investments and optional cash investments by personal check or money order payable in United States dollars to "EquiServe-iStar Financial Inc." To be effective for a particular Purchase Date, the Administrator must receive your optional cash investment at least two business days before that Purchase Date. You should mail your optional cash investment to the Administrator with the transaction form attached to each statement of account sent to you by the Administrator.

AUTOMATIC INVESTMENTS

         You may make automatic optional cash investments of a specified amount (not less than $100 per purchase nor more than $10,000 monthly) by electronic funds transfer from a pre-designated United States bank account.

         If automatic deductions are used for optional cash investments, you must complete and sign the section entitled "authorization form for automatic deductions" on either the initial investment form or the enrollment authorization form and return it to the Administrator, with either a voided blank check or a deposit form for the bank account from which funds are to be drawn. The automatic deduction forms will be processed and will become effective as promptly as practicable. However, you should allow four to six weeks for the first investment to be initiated using this automatic investment feature.

         Once automatic deductions begin, funds will be withdrawn from your bank account on either the first or 15th day of each month, or both (as chosen by you), or the next business day if either of those days is not a business day.

         Automatic deductions must be for at least five consecutive purchases and will continue indefinitely until you notify the Administrator by telephone or in writing that the automatic deductions are to stop. An authorization form for automatic deductions is included on the reverse side of the initial investment form.

         You may change or stop automatic deductions by notifying the Administrator by telephone, fax or in writing. You must complete a new authorization form for automatic deductions when you transfer ownership of shares or otherwise establish a new account on the Administrator's records, or close or change your designated bank account, or are assigned a new account number by your bank. To be effective for a particular Purchase Date, the Administrator must receive your new instructions at least six business days before that Purchase Date.

DIRECT DEPOSIT OF DIVIDENDS

         Through the plan's direct deposit feature, instead of receiving dividend checks, you may elect to have your cash dividends paid by electronic funds transfer to your pre-designated checking or savings bank account on the dividend payment date. To receive dividends by direct deposit, you must complete, sign and return to the Administrator a direct deposit authorization form. You may obtain a direct deposit authorization form by calling the Administrator at 1-800-870-2340.

         Direct deposit authorization forms will be processed and will become effective as promptly as practicable after receipt by the Administrator. You may change your designated bank account for automatic direct deposit or discontinue this feature at any time by submitting to the Administrator a new direct deposit authorization form or by written instruction to the Administrator.

SHARE SAFEKEEPING AND SHARE CERTIFICATE MAILINGS

         You may use the plan's "share safekeeping" service to deposit any common stock certificates in your possession with the Administrator. Shares deposited will be recorded in electronic registration form and credited to your account. By using the plan's share safekeeping service, you no longer bear the risks associated with loss, theft or destruction of stock certificates.

         The Administrator will promptly send you a statement confirming each certificate deposit. Shares deposited and credited to your account with the Administrator may be transferred or sold in a convenient and efficient manner. See "Certificates for Shares" and "Sale of Shares" below.

         Stock certificates sent to the Administrator for safekeeping should not be endorsed. To insure against loss resulting from mailing certificates to the Administrator, the plan provides for mail insurance, free of charge, for certificates valued at up to $25,000 current market value (maximum coverage) when mailed first class, using a brown, pre-addressed envelope provided by the Administrator. Envelopes may be obtained by calling the Administrator at 1-800-[428-9578].

         If you do not use a brown pre-addressed envelope provided by the Administrator, you should send certificates to the address listed above by registered mail, return receipt requested, and insured for possible mail loss for 2% of the market value (minimum of $20). This represents the approximate cost to you of replacing certificates if they are lost in the mail. For information about mailing certificates to the Administrator having a current market value in excess of $25,000, you should contact the Administrator.

         Mail insurance covers the replacement of shares of stock, but in no way protects you against any loss resulting from fluctuations in the value of the shares from the time you mail the certificates until the time replacement can be made. To be eligible for certificate mailing insurance, you must notify the Administrator of any lost certificate claim within 30 calendar days of the date the certificates were mailed.

CERTIFICATES FOR SHARES

         Common stock purchased under the plan, and any certificated shares you may deposit for safekeeping, will be recorded in electronic registration form and credited to your account. The Administrator will report the number of shares (including fractional shares) credited to your account as promptly as practicable after each purchase. You may obtain a certificate for all or any portion of the whole shares credited to your account at any time upon telephone or written request to the Administrator. Any remaining whole or fractional shares will continue to be credited to your account. If you request a certificate for all shares credited to your account, a certificate will be issued for the whole shares and a cash payment will be made for any remaining fractional share. That cash payment will be based upon the then current market price of the common stock, less any service fee, any applicable brokerage commission and any other costs of sale. Withdrawal of shares in the form of a certificate in no way affects dividend reinvestment or payment of cash dividends on those shares (see "Cash Dividends" and "Reinvestment of Cash Dividends" above).

SALE OF SHARES

         You may direct the Administrator to sell all or a portion of the shares of common stock credited to your account at any time by giving telephone or written instructions to the Administrator. The Administrator will make every effort to process your order on the day it is received. However, your instructions must be received before 1:00 p.m., New York City time on a business day during which the Administrator and the relevant securities market are open for your sale order to be processed on that day.

         Sales will be made at the then-current market price of the common stock and the Administrator will send you a check for the sales proceeds, less any service fee, any applicable brokerage commission and any other costs of sale.

GIFTS AND TRANSFERS OF SHARES

         You may transfer the ownership of all or part of the shares credited to your account to an account for another person without requiring the issuance of stock certificates. This could include a gift or private sale. Transfers of less than all of the shares credited to your account must be made in whole share amounts. No fractional share may be transferred unless your entire account balance is transferred. Requests for these transfers must meet the same requirements as are applicable to the transfer of common stock certificates, including the requirement of a medallion stamp guarantee. Simply call the Administrator to obtain the proper instructions, requirements and documents necessary to complete your transfer. Shares that are transferred will be credited in electronic registration form to the transferee's account. An account will be opened in the name of the transferee, if the transferee is not already a registered shareholder and the transferee's account will be enrolled in the plan under the same dividend option as the transferor unless the transferor specifies differently. The transferee may change the dividend option after the transfer has been made as described under "Dividend Options" above. After the transfer, the transferee will receive an account statement showing the number of shares transferred to and held in the transferee's account.

STOCK SPLITS, STOCK DIVIDENDS AND RIGHTS OFFERINGS

         Any dividends in common stock or split shares of common stock distributed by us on shares credited to your account or held by you in the form of stock certificates will be credited to your account. In a rights offering by us, you will receive rights based upon the total number of whole shares registered in your name, including shares held by you in stock certificate form and shares credited in electronic registration form to your account.

PLAN REPORTS

         Whenever you purchase, sell or deposit shares through the plan, you will promptly receive from the Administrator a statement with the details of the transaction. All shares you hold or purchase through the plan are recorded in the same account. After each dividend reinvestment, you will receive from the Administrator a detailed statement showing the amount of the latest dividend reinvested, the purchase price per share, the number of shares purchased and the total shares credited to your account. The statement also will show all year-to-date account activity, including purchases, sales and certificate deposits or withdrawals. In addition, you will receive a comprehensive year-end statement summarizing all activity in your account for the entire year. You should retain these statements to establish the cost basis of shares of common stock purchased under the plan for income tax purposes.

         In addition, you will receive copies of the same communications sent to all other holders of record of our common stock. This includes our annual report to shareholders, quarterly reports to shareholders, notice of annual meeting and proxy statement. You will also be furnished with Internal Revenue Service information for reporting dividends paid and proceeds derived from any sale of shares credited to your account in the form and manner as the Internal Revenue Service may require. All notices, statements and reports from the Administrator to you will be addressed to our latest address of record with the Administrator. Therefore, you must promptly notify the Administrator of any change of address.

PLAN COSTS

         All costs for the purchase of shares and administration of the plan will be paid by us with the exception of:

- Costs associated with automatic investments which may be assessed by your financial institution (as described under "Automatic Investments" above).

- Any costs resulting from your having insufficient funds to effect payment for initial and/or optional cash investments.

- Those costs associated with your direction to the Administrator to sell all or a portion of your shares (as described under "Sale of Shares" above).

- Those costs related to a sale of a fractional share (as described under "Certificates for Shares: and "Sale of Shares" above).

PLEDGING OF SHARES IN PARTICIPANT'S ACCOUNTS

         Except as described under "Gifts and Transfer of Shares" above, common stock credited to your account may not be pledged or assigned. If you wish to pledge shares of common stock credited to your account, you must request that certificates for those shares be issued in your name as described under "Certificates for Shares" above.

VOTING RIGHTS OF SHARES IN PARTICIPANT'S ACCOUNTS

         If you participate in the plan, you, as a holder of our common stock, will have the same rights as every other holder of our common stock. You will be provided with all required documentation to vote whole shares of common stock you hold under the plan. Fractional shares may not be voted. You will receive a proxy card indicating the number of whole shares directly held under the plan for voting instructions to us and signing. A properly signed proxy will be voted according to your instructions, with no vote being recorded for the shares represented by an abstention.

TERMINATION, SUSPENSION OR MODIFICATION OF THE PLAN

         We reserve the right to terminate, suspend or modify the plan at any time in whole, in part, in respect to participants in one or more jurisdictions. All affected participants will receive notice of any termination, suspension or modification of the plan.

LIMITATIONS ON LIABILITY

         Neither we nor the Administrator (nor any of our agents, representatives, employees, officers, directors, or subcontractors) will be liable for any act done in good faith or for any good faith omission to act. You must recognize that neither we nor the Administrator can assure a profit or protect against a loss on shares purchased under the plan. The prices of shares purchased and sold under the plan will be determined by market conditions. Participants also cannot waive federal securities law liability.

         We are authorized to take any actions to carry out the plan as may be consistent with the terms and conditions of the plan. We reserve the right to interpret and regulate the plan as we deem desirable or necessary in connection with the plan's operations. The establishment and maintenance of the plan does not constitute assurances with respect to either the value of our common stock, whether or not we will continue to pay dividends on our common stock or at what rate any dividends will be paid.

TERMINATION OF A PARTICIPANT

         If you do not own at least one whole share registered in your name in stock certificate form or credited in electronic registration form to your account, your participation in the plan may be terminated. In that event, you would receive a cash payment for the fractional share remaining in your account based on the current market price of common stock, less any service fee, any applicable brokerage commission and any other costs of sale.

GOVERNING LAW

         The plan and its operations are governed by the laws of the State of New York and federal securities laws, if applicable.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

         The following summary is based upon interpretations of current federal tax law. It is important for participants to consult their own tax advisors to determine their particular tax consequences, including state income tax (and other taxes, such as stock transfer tax) consequences, which vary from state to state and which may result from participation in the plan and subsequent disposition of shares acquired pursuant to the plan. Income tax consequences to participants residing outside the United States will vary from jurisdiction to jurisdiction.

DIVIDEND REINVESTMENT PROGRAM

         Participants in the dividend reinvestment program under the plan will be treated for federal income tax purposes as having received, on the Purchase Date, a distribution in an amount equal to the fair market value on that date of the shares acquired with reinvested dividends plus the amount of any brokerage fee or commission incurred by us to acquire shares for you. Those shares will have a tax basis equal to the same amount. For federal income tax purposes, the fair market value of shares acquired under the plan will likely be treated as equal to 100% of the average of the high and low sale prices of shares on the related Purchase Date. The trading value on that specific date may vary from the market price determined under the plan for the shares.

         The distribution will be taxable as a dividend to the extent of our current or accumulated earnings and profits. To the extent the distribution is in excess of our current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in a participant's shares, and the distribution in excess of a participant's tax basis will be taxable as gain realized from the sale of shares.

Example 1:

         The following example may be helpful to illustrate the federal income tax consequences of the reinvestment of dividends at a 3% discount from the market price, where the fair market value for tax purposes is the same as the market price and where none of the dividends constitutes a tax-free return of capital.

         Cash dividends reinvested......................................................      $   100.00
         Assumed market price*..........................................................      $    20.00
         Less 3% discount per share.....................................................      $    (0.60)
                                                                                              ---------------
         Net purchase price per share...................................................      $    19.40
         Number of shares purchased ($100.00/$19.40)....................................            5.155
         Total taxable dividend resulting from transaction (20.00 X 5.155)**............          103.10

----------------
* This price is assumed for illustrative purposes only, and will vary with the market price of the common stock.

**       Assumes trading price on Purchase Date also equals $20.00.

Example 2:

         The following example may be helpful to illustrate the federal income tax consequences of the optional cash investment feature at a 3% discount from the market price where the fair market value for tax purposes differs from the market price and where the participant also is enrolled in the dividend reinvestment plan and where none of the dividends constitutes a tax-free return of capital.

         Cash dividends reinvested......................................................      $   100.00
         Assumed market price*..........................................................      $    20.00
         Less 3% discount per share.....................................................      $    (0.60)
                                                                                              ---------------
         Net purchase price per share...................................................      $    19.40
         Number of shares purchased ($100.00/$19.40)....................................            5.155
         Total taxable dividend resulting from transaction (20.00 X 5.155 -
         $100.00)**.. ..................................................................            3.10

--------------
* This price is assumed for illustrative purposes only, and will vary with the market price of the common stock.

**       Assumes trading price on Purchase Date also equals $20.00.

STOCK PURCHASE PROGRAM

         The tax consequences relating to a discount associated with an optional cash investment are not entirely clear under current law. Nonetheless, the Internal Revenue Service has indicated in a private ruling that the discount associated with an optional cash investment will be treated as a distribution to a participant in a REIT's dividend reinvestment and direct stock purchase plan if and only if that participant also is enrolled in the dividend reinvestment program aspect of that plan at the time of the optional cash investment. Accordingly, if the participant is enrolled in the dividend reinvestment program, then the participant should be treated as having received a distribution, upon the purchase of shares with an optional cash investment, in an amount equal to (i) the excess, if any, of the fair market value of the shares on the Purchase Date over the amount of the optional cash investment plus
(ii) the amount of any brokerage fee or commission incurred by us to acquire shares for you. However, if the participant is not enrolled in the dividend reinvestment program, then the participant should not be treated as having received a distribution on account of the discount associated with the optional cash investment. Participants should be aware that the private ruling described above is not binding on the IRS with respect to the plan and that the tax characterization of discounts on optional cash investment remains unsettled. Notwithstanding the private ruling described above, we also may determine that we should report and/or the IRS may require that we and participants treat the excess value of shares acquired under the stock purchase program as a distribution, regardless of whether the participants are enrolled in the dividend reinvestment plan. Participants are strongly encouraged to consult their own tax advisors in this regard.

         Shares acquired through the stock purchase program under the plan should have a tax basis equal to the amount of the payment plus the excess, if any, of the fair market value of the shares purchased over the amount of the payment, but only to the extent such excess is treated as a distribution taxable as a dividend. The fair market value on a Purchase Date may differ from the market price determined under the plan for those shares.

SHAREHOLDERS SUBJECT TO WITHHOLDING

         Under certain backup withholding requirements, dividends that are reinvested and the proceeds of the sale of any share under the plan will be subject to a 31% withholding tax if: (1) you fail to certify to the Administrator that you are not subject to backup withholding and that your taxpayer identification number on your account is correct (on Form W-8 or W-9); or (2) the IRS notifies us or the Administrator that you are subject to backup withholding. Any amounts withheld will be deducted from the dividends and/or from the proceeds of any sale of shares and the remaining amount will be reinvested or paid as you have instructed. Some shareholders (including most corporations) are, however, exempt from the withholding requirements.

         If you are a foreign participant, under withholding requirements of Federal income tax laws, dividends that are reinvested under the plan will be subject to the withholding tax unless reduced or eliminated pursuant to an applicable tax treaty. Any required withholding tax will be deducted from dividends payable to you and the remaining amount will be reinvested or paid as you have instructed. If a participant is a foreign shareholder whose dividends are subject to federal income tax withholding at the 30% rate (or a lower treaty rate), the appropriate amount will be withheld and the balance in shares will be credited to the participant's account.

ADDITIONAL INFORMATION

         The holding period for shares of common stock purchased under the plan will begin the day after the date the shares are acquired. You will not realize any taxable income when you receive certificates for whole shares of common stock credited to your account, either upon a request for the certificates or upon withdrawal from or termination of the plan. However, upon withdrawal from or termination of the plan, a cash payment for the sale of whole or fractional shares held in your account will result in gain or loss measured by the difference between the amount of the cash payment received and your basis in those shares or fractional share. That gain or loss will be capital gain or loss if the shares or fractional share are a capital asset in your hands.

         All the dividends paid to you and any brokerage commissions that we pay on your behalf for the purchase of shares through the plan will be reported to you and to the Internal Revenue Service on IRS Form 1099-DIV which will be mailed by January 31. All shares of stock that are sold through the Administrator will be reported to the IRS as required by law. IRS Form 1099-B will be mailed by January 31 to all those who sold stock through the plan. The 1099-B form will only include proceeds you received from the sale of your shares. You are responsible for calculating the cost basis of the shares you sold and any gain or loss on the sale.

                       RESTRICTIONS ON OWNERSHIP OF SHARES

         In order for us to qualify as a REIT for federal income tax purposes, no more than 50% of the value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the law to include certain entities) during the last half of a taxable year or during a proportionate part of a shorter taxable year, and our common stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. In addition, any single person is prohibited from owning shares in excess of 9.8% of the value of any class or series of our outstanding capital stock. Because we expect to continue to qualify as a REIT, our amended and restated charter contains restrictions intended to ensure compliance with these requirements which authorizes, but does not require, the Board of Directors to refuse to give effect to a transfer of common stock which, in its opinion, might jeopardize our status as a REIT. This provision also renders null and void any purported acquisition of shares which would result in our disqualification as a REIT. The provision also gives the Board of Directors the authority to take such actions as it deems advisable to enforce our stock ownership restrictions. Such actions might include, but are not limited to, refusing to give effect to, or seeking to enjoin, a transfer which might jeopardize our status as a REIT. The provision also requires any shareholder to provide us such information regarding his direct and indirect ownership of common stock as we may reasonably require.

                      PLAN OF DISTRIBUTION AND UNDERWRITERS

         Pursuant to the plan, we may be requested to approve optional cash investments in excess of the allowable maximum amounts pursuant to requests for waiver on behalf of participants that may be engaged in the securities business. In deciding whether to approve such a request, we will consider relevant factors including, but not limited to, whether the plan is then acquiring newly issued shares of common stock or acquiring shares through open market purchases or privately negotiated transactions, our need for additional funds, the attractiveness of obtaining those funds by the sale of common stock under the plan in comparison to other sources of funds, the purchase price likely to apply to any sale of common stock, the participant submitting the request, including the extent and nature of the participant's prior participation in the plan and the number of shares of common stock held of record by the participant, the aggregate number of requests for waiver that have been submitted by all participants and federal and state securities laws.

         Persons who acquire shares of common stock through the plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any person any rights or privileges other than those to which it would be entitled as a participant, nor will we enter into any agreement with any person regarding their purchase of shares or any resale or distribution shares. We may, however, approve requests for optional cash investments by them in excess of allowable maximum limitations. If requests are submitted for an aggregate amount in excess of the amount we are willing to accept, we may honor requests in order of receipt, pro rata or by any other method which we determine to be appropriate.

                                 USE OF PROCEEDS

         The plan will raise additional capital for us to the extent that the plan purchases newly-issued shares of common stock or treasury shares from us (rather than shares acquiring shares in the open market). We do not know the number of shares of common stock that will ultimately be purchased pursuant to the plan, or the prices at which the shares will be purchased. We currently intend to issue new shares to satisfy demand for shares under the plan; therefore, the plan is expected to raise additional capital for us. We intend to use the net proceeds from the sale of common stock for one or more of the following: repayment of indebtedness, investments in assets, working capital, and general corporate purposes. Pending those uses, we may temporarily invest the net proceeds in short-term investments consistent with our investment policies.

                           LEGAL OPINIONS AND EXPERTS

         Clifford Chance Rogers & Wells LLP, our counsel, has passed upon the legality of our common stock offered by this prospectus and all legal matters in connection with the plan for us. Clifford Chance Rogers & Wells LLP is located at 200 Park Avenue, New York, New York 10166.

         The financial statements incorporated in this Registration Statement by reference to the Annual Report on Form 10-K of iStar Financial Inc. for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and we file reports and proxy statements and other information with the Commission under that act. Our reports, proxy statements and other information can be inspected and copied at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Copies of those materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. Our shares are listed on the New York Stock Exchange under the ticker symbol "SFI" and all reports, proxy statements and other information filed by Starwood Financial with the NYSE may be inspected at the NYSE's office 20 Broad Street, New York, New York 10005.

         The SEC allows us to "incorporate by reference" some of the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this registration statement and prospectus, and later information filed with the SEC will automatically update and supersede this information. We incorporate by reference any future filings, as of the date of those filings, with the SEC under Section 13(a), 14, or 15(d) of the Securities and Exchange Act of 1934.

         Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement and prospectus.

         We incorporate by reference the documents listed below:

- our annual report on Form 10-K for the fiscal year ended December 31, 1999.

-        our quarterly report on Form 10-Q for the fiscal quarter ended March
         31, 2000.

- the description of our common stock contained in our registration statement on Form 8-A filed on October 5, 1999, as that description has been altered by amendments or reports filed for the purpose of updating it.

         Any person receiving a copy of this prospectus may obtain, without charge, upon request, a copy of any of the documents incorporated by reference in it (except for the exhibits to those documents, unless the exhibits are specifically incorporated by reference into such documents). You may obtain a copy of each of the above-listed documents at no cost by writing or telephoning us at the following address:

         iStar Financial Inc.
         1114 Avenue of the America, 27th Floor
         New York, New York 10036
         Attention: Lianne A. Merchant, Vice President-Investor Relations
         Telephone:  (212) 930-9400
         Fax:  (212) 930-9494

         We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock covered by our dividend reinvestment and direct stock purchase plan. This prospectus, which constitutes part of the registration statement, omits some of the information contained in the registration statement and the exhibits to it on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission under that act. The registration statement, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement.

         In accordance with Section 2-210 of the Maryland General Corporation Law, as amended, the Board of Directors has authorized the issuance of some or all of the shares of any or all of our classes or series of capital stock without certificates. We have the authority to designate and issue more than one class or series of capital stock having various preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption. In addition, our amended and restated charter imposes limitations on the ownership and transfer of our capital stock. We will furnish a full statement of the relative rights and preferences of each class or series of our capital stock which has been designated with preferences and any restrictions on the ownership or transfer of capital stock to any shareholder upon request and without charge. Written requests for those copies should be directed to: iStar Financial Inc., One Embarcadero Center, 33rd Floor, San Francisco, California 94111, Attention:
Geoffrey M. Dugan, Vice President and Assistant General Counsel.

                              iSTAR FINANCIAL INC.
                                   (Exhibit A)

        Minimum
   Waiver Price/Waiver                  Waiver Cash                Pricing Period
        Discount                        Payment Due                 Commencement                Pricing Period
        Set Date                         Set Date                     Set Date                  Conclusion Date
   --------------------                 -----------                ---------------              ---------------
        June 14, 2000                  June 16, 2000                June 19, 2000                June 30, 2000
        July 13, 2000                  July 17, 2000                July 18, 2000                July 31, 2000
       August 15, 2000                August 17, 2000              August 18, 2000              August 31, 2000
      September 13, 2000            September 15, 2000           September 18, 2000           September 29, 2000
       October 13, 2000              October 17, 2000             October 18, 2000             October 31, 2000
      November 13, 2000              November 15, 2000            November 16, 2000            November 30, 2000
      December 12, 2000              December 14, 2000            December 15, 2000            December 29, 2000
       January 12, 2001              January 17, 2001             January 18, 2001             January 31, 2001
       February 9, 2001              February 13, 2001            February 14, 2001            February 28, 2001
        March 14, 2001                March 16, 2001               March 19, 2001               March 30, 2001
        April 11, 2001                April 16, 2001               April 17, 2001               April 30, 2001
         May 14, 2001                  May 16, 2001                 May 17, 2001                 May 31, 2001
        June 13, 2001                  June 15, 2001                June 18, 2001                June 29, 2001
        July 13, 2001                  July 17, 2001                July 18, 2001                July 31, 2001
       August 15, 2001                August 17, 2001              August 20, 2001              August 31, 2001
      September 12, 2001            September 14, 2001           September 17, 2001           September 28, 2001
       October 15, 2001              October 17, 2001             October 18, 2001             October 31, 2001
      November 13, 2001              November 15, 2001            November 16, 2001            November 30, 2001
      December 12, 2001              December 14, 2001            December 17, 2001            December 31, 2001
       January 15, 2002              January 17, 2002             January 18, 2002             January 31, 2002
      February 11. 2002              February 13, 2002            February 14, 2002            February 28, 2002
        March 12, 2002                March 14, 2002               March 15, 2002               March 28, 2002
        April 12, 2002                April 16, 2002               April 17, 2002               April 30, 2002
         May 14, 2002                  May 16, 2002                 May 17, 2002                 May 31, 2002
        June 12, 2002                  June 14, 2002                June 17, 2002                June 28, 2002

================================================================================

                              iSTAR FINANCIAL INC.



                              DIVIDEND REINVESTMENT
                                       AND
                           DIRECT STOCK PURCHASE PLAN

                        8,000,000 SHARES OF COMMON STOCK











                             ----------------------

                                   PROSPECTUS

                             ----------------------











                               ,____________, 2000


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses expected to be incurred in connection with the issuance and distribution of the securities being registered are as set forth below. All such expenses, except for the SEC registration and filing fees, are estimated:

         SEC
         Registration................................................................      $40,445
         Legal Fees and Expenses.....................................................       10,000
         Accounting Fees and Expenses................................................       10,000
         Printing and Engraving Fees.................................................       10,000
         Miscellaneous...............................................................        9,555
                                                                                            ------
         Total.......................................................................      $80,000

ITEM 15.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

LIMITATION OF LIABILITY AND INDEMNIFICATION

         Our charter and bylaws, each as amended, provide for limitations on the liability of Directors and officers for monetary damages to us. The charter and bylaws obligate us to indemnify our Directors and officers, and permit us to indemnify our employees and other agents, against certain liabilities incurred in connection with their service in those capacities. We have also entered into an indemnification agreement with each of the members of the Board of Directors who are not officers of pursuant to which we have agreed to indemnify the independent directors against certain liabilities incurred in connection with their service as Directors. These provisions and contracts could reduce the legal remedies available to us and our shareholders against these individuals.

         The Maryland General Corporation Law generally permits the liability of Directors and officers to a corporation or its shareholders for money damages to be limited, unless it is proved that: (1) (a) the Director or officer actually received an improper personal benefit in money, property or services, (b) the Director of officer acted in bad faith, or (c) the Director's or officer's act or omission was the result of active and deliberate dishonesty; and (2) the Director's or officer's act or omission was material to the matter giving rise to the proceeding. However, if the proceeding was one by or in our right, indemnification may not be made in respect of any proceeding in which the Director or officer shall have been adjudged to be liable to us. These provisions do not limit our ability or the ability of our shareholders to obtain other relief, such as an injunction or rescission.

ITEM 16.      EXHIBITS

     5.1   Opinion of Clifford Chance Rogers & Wells LLP, as to legality.
     23.1  Consent of Clifford Chance Rogers & Wells LLP (included in
           Exhibit 5.1).

     23.2  Consent of PricewaterhouseCoopers LLP, independent accountants.
     24.1  Power of Attorney (set forth on signature page).
     99.1  Form of Authorization.*
     99.3  Form of Request for Waiver.*

-----------------
*    To be filed by amendment.

ITEM 17.      UNDERTAKINGS

(1)      The undersigned registrant hereby undertakes:

         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (a) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

         (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs 1(a) and 1(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the registrant's annual report pursuant to Section 13 (a) or 15 (d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities begin registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that its has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 2nd day of June, 2000.

                                                     iSTAR FINANCIAL INC.

                                      By: /s/ Jay Sugarman
                                          ______________________________________

                                           Jay Sugarman
                                           Chairman and Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of iStar Financial Inc., hereby severally constitute Jay Sugarman and Spencer B. Haber, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith, a registration statement on Form S-3 that may subsequently be filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and that would incorporate by reference this Registration Statement, and any and all amendments to either of said registration statements, and generally to do all such things in our names and in our capacities as officers and directors to enable IStar Financial Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                 SIGNATURE                                   CAPACITY                                DATE
                 ---------                                   --------                                ----

/s/ Jay Sugarman
________________________________                Chairman of the Board of Directors,         June 2, 2000
Jay Sugarman                                   Chief Executive Officer and President
                                                   (Principal Executive
                                                           Officer)
/s/ Spencer B. Haber
________________________________              Executive Vice President-Finance, Chief       June 2, 2000
Spencer B. Haber                             Financial Officer, Secretary and Director
                                                (Principal Financial and Accounting
                                                             Officer)
/s/ Willis Anderson, Jr.
________________________________
Willis Andersen, Jr.                                         Director

/s/ Jeffrey G. Dishner
________________________________                                                            June 2, 2000
Jeffrey G. Dishner                                           Director

/s/ Jonathan D. Eilian
________________________________                                                            June 2, 2000
Jonathan D. Eilian                                           Director

/s/ Madison F. Grose
________________________________                                                            June 2, 2000
Madison F. Grose                                             Director

/s/ Robert W. Holman, Jr.
________________________________                                                            June 2, 2000
Robert W. Holman, Jr.                                        Director

/s/ Robin Josephs
________________________________                                                            June 2, 2000
Robin Josephs                                                Director

/s/ Merrick R. Kleeman
________________________________                                                            June 2, 2000
Merrick R. Kleeman                                           Director

/s/ William M. Matthes
________________________________                                                            June 2, 2000
William M. Matthes                                           Director

/s/ John G. McDonald
________________________________                                                            June 2, 2000
John G. McDonald                                             Director

/s/ Michael G. Medzigian
________________________________                                                            June 2, 2000
Michael G. Medzigian                                         Director

/s/ Stephen B. Oresman
________________________________                                                            June 2, 2000
Stephen B. Oresman                                           Director

/s/ George R. Puskar
________________________________                                                            June 2, 2000
George R. Puskar                                             Director

/s/ Barry S. Sternlicht
________________________________                                                            June 2, 2000
Barry S. Sternlicht                                          Director

/s/ Kneeland C. Youngblood
________________________________                                                            June 2, 2000
Kneeland C. Youngblood                                       Director